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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                   Schedule TO

                Tender Offer Statement under Section 14 (d)(1) or
                    13 (e)(1) of the Securities Exchange Act
                                     of 1934
                                (Amendment No. 1)
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                            PRIME GROUP REALTY TRUST
                       (Name of Subject Company (issuer))

                              THE PRIME GROUP, INC.
                       PRIMESTONE INVESTMENT PARTNERS L.P.
                      (Names of Filing Persons (offerors))
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         Common Shares of Beneficial Interest, par value $.01 per share
                         (Title of Class of Securities)
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                                   74158J 10 3
                      (CUSIP Number of Class of Securities)

                              The Prime Group, Inc.
                              Attn: General Counsel
                              77 West Wacker Drive
                                   Suite 4200
                             Chicago, Illinois 60601
                                 (312) 917-1500

                  (Name, address and telephone number of person
          authorized to receive notices and communications on behalf of filing persons)

                                 With a copy to:

                                 Wayne D. Boberg
                                Winston & Strawn
                              35 West Wacker Drive
                             Chicago, Illinois 60601
                                 (312) 558-5600


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                            CALCULATION OF FILING FEE

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
        Transaction Valuation                      Amount of Filing Fee

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         Not Applicable                            Not Applicable
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[ ]  Check the box if any part of the fee is offset as provided by Rule
     0-11(a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:    N/A          Filing Party:    N/A
     Form or Registration No.:  N/A          Date Filed:      N/A

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

      [X] third-party tender offer subject       [  ] going-private transaction
          to Rule 14d-1.                              subject to Rule 13e-3.

      [ ] issuer tender offer subject to Rule    [  ] amendment to Schedule 13D
          13e-4.                                      under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]